EXECUTIVE SERVICES AGREEMENT

This Executive Services Agreement, including the Confidentiality & Non-Solicitation Agreement attached hereto as Exhibit “A” and incorporated herein by reference (collectively, the “Agreement”), is made and entered into this 12th day of June, 2015 (“Effective Date”), by and between Champion Pain Care Corporation, a Delaware corporation (the “Company”) and Jack Fishman (“Executive” or “you”) (collectively, the “parties”).

WHEREAS, the Company desires to engage Executive in the capacity of President and Executive desires to be so engaged by the Company in such position, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.

Position and Duties.  Executive shall be appointed as President.  As such, Executive shall report to the Company’s Board of Directors (“the Board”) and shall perform such duties as the Board deems necessary and appropriate and that are in accordance with the policies, practices and bylaws of the Company (the “Duties and Responsibilities”).  Executive shall perform his Duties and Responsibilities primarily out of the Executive’s office, which is currently located in Oakville, Ontario, Canada, or out of any other mutually agreed upon location.

2.

Best Efforts; Duty of Loyalty.  Executive shall devote all of Executive’s business time, attention and energies to the performance of the duties assigned hereunder, and shall perform such duties diligently, faithfully and to the best of Executive’s abilities consistent with the Company’s policies, bylaws, and ethical standards, as amended from time to time.  In Executive’s capacity as President, Executive owes a duty of loyalty to the Company and, consistent with such duty, is expected to refrain from engaging in any activity that does, will or could reasonably be deemed to conflict with the best interests of the Company; provided, however, that the provisions of this Section 2 shall not prohibit Executive from making personal investments so long as such investments do not interfere with Executive’s duties under this Agreement and shall not be construed to prohibit the Executive from performing civic or charitable activities on his personal time or consistent with or in furtherance of his duties as President or to prohibit the Executive’s involvement in professional activities which are incidental to his profession or his duties as President.

3.

Reimbursement of Expenses and Insurance Coverage

(a)

Business Expenses and Reimbursements.  The Company shall reimburse Executive for all ordinary and necessary business expenses incurred in connection with Executive providing services to the Company.  The foregoing payments identified in this Section 3(a) shall be reimbursed and paid by Company subject to Executive’s timely submission of receipts and/or other documentation in conformance with the Company’s normal procedures in effect from time to time.

(b)

Insurance Coverage.  The Company shall provide Executive with coverage as both an officer and director under a standard directors and officers liability insurance policy at the expense of the Company.

4.

Stock.

  Insofar as allowed by US and Canadian tax and securities laws, Executive shall be eligible to participate in any stock option and/or stock appreciation rights plan that the Company implements.  The terms of any such stock option plan and Executive’s participation rights shall be determined by the Board in its sole discretion.

5.

Termination of Agreement.

(a)

Notwithstanding any provision of this Agreement to the contrary, this Agreement shall terminate on the first to occur of the following:

i.

Executive’s death;

ii.

Executive’s Disability (as defined below);

iii.

The Company’s termination of Executive for Cause (as defined below);

iv.

Executive’s termination of this Agreement for any reason.

v.

The Company’s termination of Executive without Cause; or

(b)

Subject to the Company’s obligation to provide reasonable accommodations under applicable law, Executive shall be deemed to have a “Disability” if Executive is unable to perform, on a full-time basis, the essential functions of the President position for (i) more than 60 consecutive days or (ii) a period or periods aggregating more than 60 days in any six (6) consecutive months as a result of incapacity due to physical or mental impairment as verified by a board certified physician.  Executive agrees to cooperate and to sign such releases and provide such information as may reasonably be necessary to obtain such verification of physical or mental impairment.

(c)

For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events:

i.

Executive’s conviction of, or entry of a guilty or nolo contendere plea to any felony charge or to any crime involving theft or moral turpitude;

ii.

Executive engaging in fraud, embezzlement, misappropriation, conduct that would constitute breach of fiduciary duty or any conduct that is injurious to or adversely reflects on the standing, reputation or business of the Company, financially or otherwise;

iii.

Executive’s continued failure or refusal to satisfactorily perform the Duties and Responsibilities after having been given written notice of his performance deficiency and an opportunity to rebut the identified performance deficiency(ies) to the Board;

iv.

Executive’s material violation of the Company’s personnel policies and procedures, bylaws, or code of conduct, as in effect from time to time, after having been given written notice of the policy violation and an opportunity to rebut the identified violation to the Board;

v.

Executive’s intentional misrepresentation or omission of a material fact to the Company while providing services to the Company or in connection with the Company entering into this Agreement with the Executive; or

vi.

Executive’s material breach of any term of this Agreement, including, but not limited to his restrictive covenant obligations described in Section 8 below.

6.

Termination by Executive.  Executive may voluntarily terminate this Agreement by providing no less than sixty (60) calendar days’ notice to the Company of such intention to terminate.  A termination of this Agreement so initiated by Executive shall be deemed effective upon the earlier to occur of (i) the expiration of the notice period above, or (ii) the departure of Executive from the Company or the abandonment by Executive of his position and the Duties and Responsibilities, in either case as determined in good faith by the Company.  The Company, in its sole discretion, may place Executive on paid leave status during some or all of the 60-day notice period described herein.

7.

Compensation in Event of Termination. Upon termination of Executive’s employment for any reason, this Agreement shall automatically terminate and the Company shall have no further obligation to Executive except to pay the amounts set forth in this Section 7.

(a)

Without regard to the date on which this Agreement is terminated or the reason for such termination, Executive (or his estate in the event of Executive’s death) shall be entitled to all salary, Bonuses, Vacation, Fringe Benefits and expense reimbursements accrued or pro rated through the termination date; provided, however, that no pro rated Bonus shall be paid if Executive is terminated with Cause (as defined herein) or resigns.  To the extent Executive is entitled to a Bonus under this provision, said payment shall be made at the same time bonuses are distributed to active employees.

(b)

In the event this Agreement is terminated pursuant to Section 5(a)v above, Executive shall be entitled to receive, in addition to the salary, Bonuses, Vacation, Fringe Benefits and expense reimbursements described in Section 7(a) above, severance equal to six (6) months’ of Executive’s salary then in effect (less applicable tax withholdings).  Any severance owed hereunder shall be payable in equal installments consistent with the Company’s normal payroll cycle.

(c)

To be entitled to the severance benefits set forth in Section 7(b) above, Executive must continue to abide by the restrictive covenants described in Section 8 below and Exhibit A, and must execute a general release of any and all claims, charges, grievances, disputes, and complaints (known and unknown) that Executive has, had or may have against the Company, its parent, affiliates, successors or assigns and each of their respective owners, members, partners, officers, directors and employees (“Released Parties”), in a form to be provided to Executive by the Company.  In the event of a breach or threatened breach of any of the covenants described in Section 8 and Exhibit A during the severance payment period, the Company shall immediately discontinue payment of Executive’s severance benefits and shall be entitled to recover all severance paid to Executive after the date of such breach or threatened breach.  The cessation and recovery of these payments shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company, including without limitation the right to seek specific performance or an injunction.

(d)

In furtherance and not in limitation of the foregoing, the termination of this Agreement for any reason shall not affect any of the following rights of Executive:  (i) any rights pursuant to any qualified retirement or welfare benefit plan maintained by the Company, (ii) any rights to be indemnified by the Company pursuant to its corporate bylaws, applicable law, this Agreement and any rights under any D & O policy applicable to Executive, (iii) any rights under any federal and state laws providing for insurance continuation and/or conversion rights upon termination of this Agreement or other qualifying events, including without limitation the federal Consolidated Omnibus Budget Reconciliation Act of 1985 as amended, and (iv) any right of Executive to apply for unemployment compensation benefits or workers, compensation benefits pursuant to applicable law.

8.

Restrictive Covenants.  As a condition of this Agreement, Executive agrees to execute and abide by the terms of the Company’s Confidentiality & Non-Solicitation

Agreement, which is attached to this Agreement as Exhibit “A” and incorporated herein by reference.

9.

Indemnification.

Executive covenants and agrees to hold harmless the Company from and against all claims, damages, suits, charges, liabilities, costs and expenses (including legal fees and expenses) arising out of any reckless or intentional act or omission of Executive or any act of Executive which is outside the scope of this Agreement.  This obligation shall survive the termination of this Agreement.

10.

Governing Law; Jurisdiction; Attorney Fees.  This Agreement shall be governed in all respects by the laws of the state of Arizona, without giving effect to any conflicts of law provisions.  The Company and Executive hereby consent to submit to the exclusive jurisdiction and venue of the federal and state courts located in Arizona for enforcement or interpretation of this Agreement and for any disputes under or arising out of this Agreement.  The prevailing party in any action arising from this Agreement shall be entitled to recover reasonable attorneys’ fees and related costs and expenses.

11.

Binding Effect.  This Agreement is a personal contract and the rights and interests of Executive hereunder may not be sold, transferred, assigned, pledged, encumbered or hypothecated by him.  This Agreement shall inure to the benefit of and be binding upon Company, its successors and assigns, including but not limited to any Company, person, or other entity which may acquire all or substantially all of the assets and business of the Company, or any company with or into which Company be consolidated or merged.

12.

Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or written, previously entered into by them with respect thereto.  Executive represents that, in executing this Agreement, he does not rely, and has not relied, on any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

13.

Amendment; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Executive and the Board. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

14.

Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written or electronic verification of receipt.  All communications shall be sent to the Company and to Executive at the addresses below or at such other address as the Company or Executive may designate by ten days advance written notice to the other.

To Executive at:

Jack Fishman

635 Fourth Line, Unit 1

Oakville, ON, Canada L6L 5B0

To the Company at:

Chairman of the Board of Directors

Champion Pain Care Corporation

6263 North Scottsdale Road, Suite 340

Scottsdale, Arizona 85250

15.

Severability.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

16.

Each Party the Drafter.  This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

17.

Headings.  All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

18.

Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have knowingly, intentionally and voluntarily executed this Agreement as of the date first written above.

CHAMPION PAIN CARE CORPORATION

By: /s/ Terrance Owen

Name: Terrance Owen

CEO

JACK FISHMAN

/s/ Jack Fishman

Signature

EXHIBIT A - CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT

1.

Company Property and Information.  Executive will not remove any equipment, materials, property, records, documents, notes, manuals, lists, reports, data files, disks, hand held devices, thumb drives, or any other tangible items (whether in original, duplicate, electronic or paper form) (collectively “Company Property”) from Company premises, except as is needed in the ordinary course of conducting Company Business.  At the time of Executive’s separation, or at any other time upon Company’s request, Executive will at Company’s cost and expense immediately deliver to Company any Company Property in Executive’s possession or control and destroy any remaining electronic versions of same.  To the maximum extent permitted by law, Company reserves the right to deduct the cost of unreturned or damaged Company Property from any compensation owed to Executive.

2.

Inventions.

2.1.

While providing services to the Company, and for twelve (12) months thereafter, Executive will disclose promptly, completely and in writing to Company, and hereby assign and agree to assign and bind Executive’s heirs, executors, or administrators to assign to Company, any and all inventions, concepts, processes, diagrams, designs, methods, apparatus, improvements, or any other technological “know how” (collectively “Company Inventions”), whether patentable, copyrightable, or otherwise subject to exclusive rights, which are discovered, conceived, and/or developed by Executive, either individually or jointly with others.  All such Company Inventions will be deemed “works made for hire” commissioned by Company to the fullest extent permitted by the copyright laws of the United States.

2.2.

The obligations described in Section 2.1 do not apply to any patents, copyrights, trademarks, or inventions, concepts or technical know-how, developed by Executive prior to Executive entering into this Agreement (collectively “Prior Inventions”); however, by signing this Agreement, Executive represents that there are no currently existing Prior Inventions belonging to Executive.  This Section also does not apply to an invention that Executive developed entirely on Executive’s own time without using Company’s equipment, supplies, facility, trade secret or confidential information, unless the invention  (i) relates to Company’s actual or demonstrably anticipated research or development; or (ii) results from any work performed by Executive for Company.

2.3.

While providing services to the Company, and at all times thereafter, Executive will assist Company in the preparation, execution, and delivery of any disclosures, patent, trademark or copyright applications or papers within the scope and intent of this Agreement required to obtain patents in this or in other countries and in connection with such other proceedings as may be necessary to enforce Company’s rights in such Company Inventions against others or to vest title thereto in Company.

3.

Confidentiality.

3.1.

While providing services to the Company, and at all times thereafter, Executive will not, directly or indirectly, disclose, utilize, or authorize any disclosure or use Confidential Information (as defined below), except to the extent such disclosure or use is in furtherance of performing Executive’s job duties for Company. The controlled disclosure of Confidential Information to customers, contractors, vendors or others for legitimate business purposes will not remove it from protected status as Confidential Information under this Agreement.

3.2.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, the following non-public information relating to Company or entrusted to Company by Company’s Business Associates (as defined below):

3.2.1.

customer lists, data and information compiled by Company, including, but not limited to, contact details, preferences, orders, product usage, product volumes, pricing, promotions, and sale and contract terms (including contract expiration dates);

3.2.2.

internal practices and procedures, training material, compensation and payroll information, and personnel data (except to the extent Executive’s disclosure or use of such information is in furtherance of enforcing Executive’s rights under state or federal law);

3.2.3.

financial condition and financial results of operations;

3.2.4.

supply of materials information, including sources and costs;

3.2.5.

information relating to designs, formula, developmental or experimental work, know-how, products, processes, computer programs, source codes, data bases, schematics, inventions, creations, original works of authorship, or other subject matter relating to research and development, strategic planning, manufacturing, engineering, purchasing, fund raising, budgeting, finance, marketing, promotion, distribution, licensing, and selling activities; and

3.2.6.

any and all information, without regard to form, having independent economic value to Company that is not generally known to, and not readily ascertainable by proper means by a person who can obtain economic value from its disclosure or use.

3.3.

Excluded from this definition is Confidential Information that (i) is in or enters the public domain without breach of this Agreement by you; (ii) or is required to be disclosed by order of a court or other governmental agency; provided that Company shall first be given reasonable notice and opportunity to obtain a protective order against disclosure of such Confidential Information.

4.

Non-Solicitation and Non-Interference.  Executive, whether personally or on behalf of any person or entity, will not engage or assist others in engaging in the following activities while the Executive is providing services to the Company or during the (12)

month period after Termination of this Agreement, regardless of who initiates or the reason:

4.1.

solicit, accept business from, call upon, handle, deliver products or render services to any of Company’s customers or prospective customers (with whom Executive had any contact or about whom Executive had access to Confidential Information at any time within the twelve (12) month period immediately preceding the termination of this Agreement) for the purpose of selling such customer the same, similar, or related products or services that Executive sold or worked with on Company’s behalf;

4.2.

employ, engage or retain the services of any employee or consultant who was employed or engaged by Company at any time within the twelve (12) month period immediately preceding the termination of this Agreement;

4.3.

encourage, induce, or convince any Business Associate to end or reduce his/her/its relationship with Company.  For purposes of this provision, “Business Associate” means any individual or entity doing business with or rendering services to Company at any time within the twelve (12) month period immediately preceding the termination of this Agreement , including customers, employees, investors, consultants, independent contractors, vendors, suppliers, or joint venture partners.

5.

Non-Competition.

5.1.

Executive, whether personally or on behalf of any person or entity, will not Engage in a Competitive Activity (as defined below) in the Territory (as defined below) during the time the Executive is providing services to the Company or during the period following the termination of this Agreement, not to exceed twelve (12) months but in no event, less than six (6) months, regardless of who initiates or the reason.

5.2.

For purposes of this paragraph:

5.2.1.

“Engage in a Competitive Activity” means acquiring an ownership interest in, managing, operating, being employed by, consulting for or otherwise being engaged by any business which manufactures, produces, sells or markets the products or services that Company offer or have plans to offer within the Territory at the time of the termination of this Agreement; and

5.2.2.

“Territory” means the United States.

5.3.

In exchange for Executive’s commitment not to compete as described in this section and in addition to the compensation, severance payments (if any), and professional growth opportunities made available to you through this Agreement, Company may, in Company’s sole and absolute discretion, pay you upon  termination of this Agreement for any reason, the equivalent of six (6) months of Executive’s salary then in effect (minus lawful deductions), payable in equal installments in accordance with Company’s regular payroll cycle, and after any severance payments, if any, under Executive’s Executive

Services Agreement with Company have been paid in full.  Any payments, if any, made to you pursuant to this section shall be in addition to any severance payments you may be entitled to under Executive’s Executive Employment Agreement.  If Company, in Company’s sole and absolute discretion, decide not to pay Executive upon termination of this Agreement, Executive remains obligated to perform under this section pursuant to the obligations under Executive’s Executive Services Agreement, in consideration for any severance payment obligations of Company to pay Executive.

6.

Lack of Prior Conflict; Prior Employer Information.  Executive is not bound by any post-employment covenant with a third party that would restrict the fulfillment of the duties you perform on Company’s behalf.  To the extent Executive is bound by any such post-employment covenant, you will provide Company with a copy of the applicable agreement.  You understand that Executive is prohibited from disclosing to the Company or causing or inducing the Company to use proprietary or confidential information or trade secrets of others, or to violate the intellectual property rights of others.

7.

Notification.  During the time period that the covenants described herein are in effect, Executive will inform any new employer or Business Associate (as defined above), prior to entering into an employment or business relationship, of the existence of this Agreement and will provide such new employer or Business Associate with a copy of this Agreement.  Executive authorizes Company to notify others, including Business Associates and Executive’s future employers, of Executive’s obligations under this Agreement.

8.

Continuing Cooperation.  Provided Company reimburses you for any reasonable and necessary out-of-pocket expenses, you will fully cooperate with Company and Company’s legal counsel in connection with any action, proceeding, or dispute arising out of matters with which you were directly or indirectly involved while providing services to the Company.  This cooperation includes meeting with, and providing information to, Company and Company’s legal counsel, maintaining the confidentiality of any past or future privileged communications with Company’s legal counsel, and being available to testify truthfully by affidavit, in depositions, or in any other forum on Company’s behalf.

9.

Miscellaneous Provisions

9.1.

Survival.  The covenants contained in Section 2 of this Agreement shall survive the termination of this Agreement, regardless of the manner of or reason for such separation.

9.2.

Extension of Time.  If Executive has breached any of the covenants in this Agreement, and if Company bring legal action for injunctive or other relief, such relief shall have the duration specified in this Agreement, commencing from the date such relief is granted, but reduced by the period of time elapsed between Executive’s separation and Executive’s first breach of this Agreement.

9.3.

Injunctive Relief.  Attorney Fees.  If Executive breaches the covenants in this Agreement, irreparable injury will result to Company and Company’s remedy at law for damages will be inadequate.  As a result, Company shall be entitled to an injunction to restrain Executive’s continuing breach, or any other persons or entities acting for or with you, without the necessity of proving actual damages or posting any bond or other security, in addition to any other rights and remedies which Company may have at law or in equity.  The prevailing party in any legal action relating or touching upon this Agreement is entitled to recover reasonable attorneys’ fees and costs.

Executive has had a reasonable opportunity to review and consider this Agreement with counsel of Executive’s choosing and, by Executive’s signature below, enter into the Agreement willingly.

CHAMPION PAIN CARE CORPORATION

By: /s/ Terrance Owen

Name: Terrance Owen

CEO

JACK FISHMAN

/s/ Jack Fishman

Signature